                                                                   EXHIBIT 10.13

                         SEVERANCE AGREEMENT AND RELEASE

                  THIS SEVERANCE AGREEMENT AND RELEASE is entered into as of this 27th day of March, 1996, by and between Phillip D. Messinger ("Messinger") and Medex, Inc. ("Medex").

                  WHEREAS, the purpose of this Agreement and General Release is to set forth certain understandings which have been reached between Messinger, an individual residing in Ohio, and Medex, a corporation organized and existing under the laws of the State of Ohio, maintaining its headquarters in Hilliard, Ohio; and

                  WHEREAS, Messinger has been an employee of Medex and served as its Chief Executive Officer from March 1993 until October 1995; and

                  WHEREAS, since 1976, Messinger has served as a Director of Medex; and

                  WHEREAS, Messinger desires to resign as a Director for personal reasons; and

                  WHEREAS, both Messinger and Medex desire to end all relationships between them with a minimum of hardship to Messinger and disruption to Medex and to memorialize their agreement, which settles and resolves any and all disputes between them.

                  NOW, THEREFORE, in exchange for and in consideration of the following promises, and other valuable consideration the receipt and sufficiency of which is acknowledged by Messinger, the parties agree as follows:

                  1. SEVERANCE PAYMENT. Medex will pay Messinger as a severance payment the sum of Four Hundred Twenty-Eight Thousand Dollars ($428,000), less all applicable payroll deductions required by law. This payment shall be made no earlier than April 1, 1996, nor later than April 5, 1996, and shall be sent to Escrow Account Number 5364401, Bank One, Columbus, NA or to such other account or entity as directed by the Common Pleas Court of Franklin County, Division of Domestic Relations in Case No. 93DR-12-6116. This payment shall be deemed to include all vacation pay, accrued but unused, as of the date of this Agreement.

                  2. HEALTH INSURANCE. Medex shall provide continued health insurance coverage for Messinger through the COBRA Termination Date. For purposes of this Section 2, the "COBRA Termination Date" shall be the earlier of: (i) the effective date of Messinger's notification to Medex that he no longer desires COBRA coverage, or (ii) the date upon which COBRA coverage expires, which date shall be no later than August 1, 1997. Upon the COBRA Termination Date, Medex shall pay to Messinger the sum of $8,000.00 less $216.78 per month times the number of months elapsed since the date of this Agreement.

                  If Medex is unable to provide the COBRA coverage for 36 months, Messinger may prefer to obtain coverage elsewhere.

                  3. ADDITIONAL PAYMENT. Medex shall pay Messinger an additional lump sum payment of Two Hundred Forty-Two Thousand Six Hundred Thirteen and Six Tenths Dollars ($242,613.60), less all applicable payroll deductions required by law, as additional consideration for his Release and promises of Confidentiality as to this

 Agreement and as to Medex's proprietary information and trade secrets, described below. This payment shall be made no earlier than April 1, 1996, nor later than April 5, 1996, and shall be sent to Escrow Account Number 5364401, Bank One, Columbus, NA or to such other account or entity as directed by the Common Pleas Court of Franklin County, Division of Domestic Relations in Case No. 93DR-12-6116.

                  4. LIFE INSURANCE POLICY. Medex agrees to transfer its entire interest in the Great West Split Dollar Key Man Life Insurance Policy (Policy No. 4205594) to Messinger. Medex shall have no responsibility for any premium payments due on or after December 1, 1995, in respect of such policy.

                  5. PERSONAL COMPUTER. Messinger shall retain as his own the personal computer purchased by Medex and presently in Messinger's possession, provided, however, that Messinger permit a Medex employee to remove and delete all files containing confidential or proprietary information from its memory.

                  6. RELEASE BY MESSINGER. In consideration of the benefits provided in paragraphs 1 through 5 above and the other promises in this Agreement and General Release, Messinger, for himself, his family, heirs, executors, administrators, and assigns, fully and forever releases, acquits, and discharges Medex, any and all of its operating companies, or entities, subsidiary companies or entities, parent companies or entities, and affiliate companies or entities, and their respective officers, directors, employees, and agents of and from any and all claims, demands, damages, expenses, liabilities, judgments, and causes of action, including claims for attorneys' fees, which Messinger now has or may have arising under any federal, state, or local statutory or common law, whether in law or in equity, whether in any federal or state court or before an administrative agency of any federal, state, county or municipal government.

                  7. SCOPE OF RELEASE BY MESSINGER. The Release by Messinger extends, without limitation, to rights and claims related to Messinger's treatment by Medex during the course of and in connection with Messinger's employment and separation from his employment with Medex and his treatment by Medex as a Director of Medex, including but not limited to any claims Messinger may have under the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act). The Release by Messinger does not extend to rights or claims arising after the execution of this Severance Agreement and Release, does not extend to the enforcement of Messinger's rights under this Agreement and does not extend to Messinger's rights under the Medex, Inc. Employee Profit Sharing Plan. Further, notwithstanding anything to the contrary in this Severance Agreement and Release, Messinger does not release or discharge Medex from any claim which Messinger may hereafter have against Medex for indemnification under Ohio Revised Code Section 1701.13, or under Medex's Articles of Incorporation, Code of Regulations, or any agreement, vote of shareholders or disinterested directors or otherwise with respect to indemnification of directors and/or officers. Additionally, Medex hereby agrees to indemnify Messinger to the fullest extent permitted or permissible by Section 1701.13, or under its Articles of Incorporation, Code of Regulations, any agreement, a vote of shareholders or disinterested directors or otherwise with respect to indemnification of directors and/or officers.

                  8. RIGHTS TO COUNSEL AND REVOCATION. Messinger has been advised that he (a) should consult with his attorney before signing this Severance Agreement Release; (b) has twenty-one days within which to consider signing this Severance Agreement and Release; and (c) may revoke this Severance Agreement and Release at any time before the expiration of seven days after he signs it. Messinger acknowledges that he has been consulting with Attorney Richard A. Barnhart, Esq. for a period in excess of 21 days on all legal matters pertaining to this Agreement and General Release.

                  9. RELEASE BY MEDEX. In consideration of the promises herein, Medex, for itself, its affiliates and assigns, fully and forever releases, acquits, and discharges Messinger, of and from any and all claims, demands, damages, expenses, liabilities, judgments, and causes of action, including claims for attorneys' fees, which Medex now has or may have arising under any federal, state, or local statutory or common law, whether in law or in equity, whether in any federal or state court or before an administrative agency of any federal, state, county or municipal government, relating directly or indirectly to or resulting directly or indirectly from Messinger's employment, or his separation from employment, with Medex, and any loan obligations by Messinger to Medex for certain stock options, the balance of which as of March 31, 1996, is $7,386.40.

                  10. SCOPE OF RELEASE BY MEDEX. The Release by Medex does not extend to rights or claims arising after the execution of this Severance Agreement and Release, and does not extend to the enforcement of Medex's rights under this Agreement.

                  11. CONFIDENTIALITY. Messinger agrees not to, at any time, talk about, write about or otherwise publicize the terms of this Severance Agreement and Release which were negotiated, executed or implemented, including, but not limited to, the existence and amount of the benefits, except with: (1) his attorney or tax advisor; (2) his immediate family, provided his attorney, tax advisor and his immediate family agree in advance to keep such information confidential and not to disclose it to others; and (3) upon proper request by any court of competent jurisdiction, the Internal Revenue Service or other governmental agency, such court or agency. The provisions of this paragraph concerning Messinger's confidentiality obligations constitute material consideration for Medex's obligations under this Severance Agreement and Release. Notwithstanding the foregoing, if Medex makes public this Agreement (other than by proper request by a court of competent jurisdiction, the IRS or other government agency other than the Securities and Exchange Commission), then Messinger shall not have any duty of confidentiality under this Section 11.

                  12. RESIGNATION OF MESSINGER AS A MEDEX DIRECTOR; STOCK OPTIONS. Messinger shall resign as a Director of Medex pursuant to the form of letter attached as Exhibit A. Messinger shall be paid directors' fees for the first quarter of 1996 totaling $2,250. For purposes of this Agreement, Messinger's employment by Medex shall be deemed to have terminated on January 15,1996. Messinger has options to purchase Medex common shares under three Option Plans which are exercisable as follows:

          Option Plan                        Number        Exercisable Until
          -----------                        ------        -----------------
          Administrative Plan II             22,500        April 15, 1996
          Executive                          17,300        August 24, 1999
          Key Employee Non Statutory         10,000        January 15, 1999


                  Messinger agrees to timely make all Securities and Exchange Commission filings required by the rules and regulations under Section 16 of the Securities Exchange Act of 1934, as amended, and to furnish Medex copies of the same.

                  13. RETURN OF COMPANY CAR AND CREDIT CARDS. Messinger shall return the car used by him and paid for by Medex to Medex on or before the eighth day after execution of this Agreement. Messinger shall also return all Medex credit cards whether active or cancelled and agrees to reimburse Medex for any personal expenses charged on such cards.

                  14. EXECUTION OF AFFIDAVIT AND DISCLOSURE OF INVENTIONS. Messinger shall execute and deliver to Medex the accompanying Affidavit (Exhibit
B) concerning the hiring of Don Barry. Messinger shall fully disclose on Exhibit C all inventions or improvements made or conceived by him, solely or with others, during his employment with Medex. Where the subject matter of such inventions or improvements results from or is suggested by any work which Messinger may have done for or on behalf of Medex or relates in any way to Medex's business (or that of its affiliated companies), Medex shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements were made or conceived by Messinger outside of Medex's facilities or other than during Messinger's working hours with Medex shall not diminish Medex's rights with respect to such inventions or improvements. At the request of Medex, Messinger shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as Medex may elect, and Messinger shall assign all such patent applications to Medex or its nominee, and shall provide Medex or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications, and ;the like, all at the expense of Medex, and shall do all that may be necessary to establish, protect and maintain the rights of Medex or its nominee in the inventions, patent applications, and Letters Patent in accordance with the spirit of this Agreement.

                  15. CONFIDENTIALITY OF PROPRIETARY INFORMATION AND TRADE SECRETS. Messinger shall keep and maintain Confidential Information of Medex confidential and shall not, at any time, either directly or indirectly, use any Confidential Information for his benefit or to the benefit of any other person or entity, and shall not divulge, disclose or reveal or otherwise communicate any Confidential Information to any person or entity in any manner whatsoever, except as required by law. For purposes of this Agreement, "Confidential Information of Medex" means any and all non-public, confidential and proprietary information and trade secrets of Medex, which includes without limitation:

                           (a) any business plans, processing information,
financial information, purchasing data, supplier data, accounting data, or other financial or processing information;

                           (b) any inventions, technical information, drawings
or designs, production techniques, patents, patent applications, copyrights or copyright applications (in any case, whether registered or to be registered in the United States or any foreign country);

                           (c) any marketing or sales information, sales
records, customer lists, prices, sales projections or other listing of names, addresses, or telephone numbers, or other sales information;

                           (d) trade secrets and confidential matter or
information as relating to Medex and its business defined by the statutory and common law of the State of Ohio; and

                           (e) trade secrets and confidential matter or
information to which Medex is under an obligation to a third party.

"Confidential Information of Medex" does not include, however, information generally available to and known by the public and information that is or becomes available to Messinger on a non-confidential basis from a source other than Medex or Medex employees or agents and information independently acquired or developed by Messinger without violating any of his obligations under this Agreement. Additionally, "Confidential Information of Medex" does not include any information which does not satisfy both of the following:

         (1) It derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and

         (2) It is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  Medex hereby agrees that any claim by it that Messinger has breached the covenants of this Section 15 shall not entitle it to an award of damages based upon a theory of rescission of this Agreement or any recovery of the amounts paid to Messinger hereunder, but shall only entitle Medex to recover damages directly incurred as a result of Messinger's conduct which is violative of this Section 15, as well as such injunctive relief as a court of competent jurisdiction may grant.

                  16. TERMINATION OF DISPUTES. Messinger and Medex agree that each party intends to avoid litigation and controversy. As a condition precedent to Medex's obligations under this Agreement, Messinger shall effectuate a dismissal of Medex with prejudice in the litigation, styled Messinger v. Messinger, et al., Case No. 93DR-12-6116 pending in the Court of Common Pleas of Franklin County, Ohio, Division of Domestic Relations, and a dismissal of the Restraining Order in such case concerning Medex. This Severance Agreement and Release is not to be construed as an admission of liability for any wrongful conduct on the part of either Messinger or Medex.

                  16. GOVERNING LAW. This Severance Agreement and Release shall be governed by and construed in accordance with the laws of the State of Ohio.

                  17. EXECUTION IN PARTS. This Severance Agreement and Release may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single memorandum.

                  18. INTEGRATION CLAUSE. This Severance Agreement and Release sets forth the entire agreement between Messinger and Medex with respect to its subject matter and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written.

                  19. ENFORCEABILITY. This Severance Agreement and Release shall be construed and interpreted so as to be enforceable to the fullest extent permitted by law and to the extent that any provision shall be deemed unenforceable or invalid in any jurisdiction, such invalidity and unenforceability shall not affect its validity or enforceability in any other jurisdiction, nor shall it affect the enforceability or validity of any other provision hereof.

                  20. AMENDMENT. This Severance Agreement and Release may not be amended or modified, except by a written memorandum executed by both Messinger and Medex.

                  21. VOLUNTARY ACTS. Both Messinger and Medex acknowledge that each has carefully read this Severance Agreement and Release and knowingly and voluntarily agree to execute it.

PHILLIP D. MESSINGER ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS SEVERANCE AGREEMENT AND RELEASE, THAT HE HAS BEEN GIVEN AT LEAST TWENTY-ONE DAYS WITHIN WHICH TO CONSIDER SIGNING THIS AGREEMENT AND

RELEASE, THAT HE HAS BEEN ADVISED TO CONSULT WITH HIS ATTORNEY, THAT HE MAY REVOKE THIS AGREEMENT AND RELEASE WITHIN SEVEN DAYS AFTER HE SIGNS IT, AND THAT HE KNOWINGLY AND VOLUNTARILY HAS ENTERED INTO THIS AGREEMENT AND RELEASE IN EXCHANGE FOR VALUABLE CONSIDERATION, INCLUDING THE BENEFITS IDENTIFIED IN PARAGRAPHS 1 THROUGH 5 HEREOF.

                  IN WITNESS WHEREOF, the parties hereby execute this Severance Agreement and Release as of the day and year first above written.

WITNESSES:

/s/                                         /s/ Phillip D. Messinger
- --------------------                        ------------------------------------
                                            PHILLIP D. MESSINGER

/s/
- --------------------


WITNESSES:                                  MEDEX, INC.

/s/
- --------------------
                                            By  /s/ Terry L. Sanborn
                                            --------------------------------

/s/
- --------------------                            Its Senior VP & COO
                                                    ------------------------